Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-131955, 333-124746, 333-42520 and 333-89961) and Form S-8 (File Nos. 333-134161, 333-102758, 333-88846, 333-67578, 333-52700 and 333-65401) of PetroQuest Energy, Inc., of our reports dated March 5, 2007, with respect to the consolidated financial statements of PetroQuest Energy, Inc., PetroQuest Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PetroQuest Energy, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
New Orleans, Louisiana
March 5, 2007